UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                  ANNUAL FILING


CGB&L FINANCIAL GROUP, INC.
(NAME OF ISSUER)
COMMON STOCK PAR VALUE $.01 PER SHARE
(TITLE OF CLASS OF SECURITIES)
125270 10 8
(CUSIP NUMBER)
12-31-99
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SECTION IS FILED:

                  (X)    RULE 13D-1(B)
                  ( )    RULE 13D-1(C)
                  ( )    RULE 13D-1(D)



*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

|_|CUSIP NO. 125270 10 8


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


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON

         CERRO GORDO BUILDING AND LOAN, s.b., AS TRUSTEE
         IRS ID NO. 37-0212340

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                 A___
                                                 B___
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         ILLINOIS, UNITED STATES

5.       SOLE VOTING POWER
         6,223 SHARES
6.       SHARED VOTING POWER
         1,696 SHARES
7.       SOLE DISPOSITIVE POWER
         6,223 SHARES
8.       SHARED DISPOSITIVE POWER
         1,696 SHARES
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         7,919 SHARES

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         8.5% OF 92,675 SHARES OF COMMON STOCK OUTSTANDING
         AS OF DECEMBER 31, 1999

12.      TYPE OF REPORTING PERSON
         BK


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ITEM 1.
         (A)      NAME OF ISSUER:

                  CGB&L FINANCIAL GROUP, INC.

         (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  229 EAST SOUTH STREET, P. O. BOX 680
                  CERRO GORDO, IL  61818

ITEM 2.
         (A)      NAME OF PERSON FILING:
                  CERRO GORDO BUILDING AND LOAN, s.b., TRUSTEE FOR CERRO GORDO BUILDING AND LOAN, s.b. EMPLOYEE STOCK OWNERSHIP PLAN

         (B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  229 EAST SOUTH STREET, P. O. BOX 680, CERRO GORDO, IL  61818

         (C)      CITIZENSHIP

                  ILLINOIS CHARTERED SAVINGS BANK

         (D)      TITLE OF CLASS OF SECURITIES

                  COMMON STOCK PAR VALUE $.01 PER SHARE

         (E)      CUSIP NUMBER:

                  125270 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.240.13D-1(B) OR ss. 240.13(D)-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS
                  A:

         (B)      _X_ BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT


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ITEM 4.           OWNERSHIP

         (A)      AMOUNT BENEFICIALLY OWNED
                  7,919 SHARES

         (B)      PERCENT OF CLASS
                  8.5%

         (C)      NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                    (I)    SOLE POWER TO VOTE OR DIRECT THE VOTE
                           6,223 SHARES
                   (II)    SHARED POWER TO VOTE OR DIRECT THE VOTE
                           1,696 SHARES
                  (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 6,223 SHARES
                   (IV) SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF 1,696 SHARES

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  NOT APPLICABLE

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  CERRO GORDO BUILDING AND LOAN, s.b. EMPLOYEE STOCK OWNERSHIP PLAN - 8.5%

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  NOT APPLICABLE

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  NOT APPLICABLE

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  NOT APPLICABLE


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ITEM 10.          CERTIFICATION

                  THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

         BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.



                                    SIGNATURE

         AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


                                    MAY 16, 2000

                                    CERRO GORDO BUILDING AND LOAN, s.b.



                                    /s/ Maralyn F. Heckman
                                    --------------------------------------------
                                    Maralyn F. Heckman
                                    President/CEO


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